Exhibit 99.1

Plug to Participate in the Wolfe Research Utilities, Midstream & Clean Energy Conference 2024

SLINGERLANDS, N.Y., September 26, 2024 — Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, announced that it will be featured as a presenting company at the Wolfe Research Utilities, Midstream & Clean Energy Conference 2024 in New York.

Jose Luis Crespo, General Manager, Applications, is scheduled to participate in a panel on clean energy on Tuesday, October 1, 2024 at 8:50 - 9:40 AM EST.

A webcast of the presentation will be available at https://wsw.com/webcast/wolfe11/plug/1959912 beginning at 8:50 AM EST on October 1, 2024 and will be posted on the Investor Resources section of the Company’s website at https://www.ir.plugpower.com/events-and-presentations/default.aspx.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage, and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 69,000 fuel cell systems and over 250 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen.

With plans to operate a green hydrogen highway across North America and Europe, Plug built a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and is developing multiple green hydrogen production plants targeting commercial operation by year-end 2028. Plug delivers its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications.

For more information, visit www.plugpower.com.

Plug Media Contact

Fatimah Nouilati

Allison

PlugPR@allisonworldwide.com